Exhibit 23(c)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 1999 relating to the consolidated financial statements of NewEnergy, Inc. (formerly known as New Energy Ventures, Inc.), which appears in UniSource Energy Corporation's Annual Report on Form 10-K for the year ended December 31, 1998.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
December 22, 1999